Exhibit 10.3

Hanze Asia Growth A

1515 Oakwood Avenue

New York, NY 10018

August 20, 2021

Thomas Geroux

1360 Cameron Road

Dunkirk, NY 14048

Re:  Independent Consulting Services

Dear Thomas,

This letter will confirm that Hanze Asia Growth (the “Company”) has retained you, Thomas Geroux, (“you”) to provide independent consulting services. Set forth below are the terms of this independent consulting arrangement (“Agreement”). We ask that you countersign this letter below to evidence your agreement to such terms.

1.Services. The Company has retained you to provide services customary of a Chief Financial Officer which include: overseeing the Company’s financial performance, preparing financial statements, forecasts and required audits and consulting with the Board of Directors and officers of the Company regarding the Company’ s financial performance (the “Services”).

2.Compensation. In consideration of the full and faithful performance of the Services, the Company shall pay you as follows:

(a)A consulting fee at the monthly rate of Fifteen Thousand Six Hundred and 00/